UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              SEALIFE CORPORATION


             (Exact name of registrant as specified in its charter)

                  Delaware                         34-1444240
             ------------------------           -------------------
            (State or other jurisdiction           (I.R.S. Employer
              or incorporation)                Identification No.)

                   5601 W. Slauson Avenue
                 Culver City, California                 90230
             ---------------------------------------     ---------
            (Address of principal executive offices)     (Zip Code)

                      Three Written Compensation Contracts
                     With Two Employees and One Consultant
                   ------------------------------------------
                            (Full Title of the Plan)

                                Robert McCaslin
                             5601 W. Slauson Avenue
                         Culver City, California 90230
                    (Name and address of agent for service)

                                 (310) 338-9757
         (Telephone Number, including area code, of agent for services)

    =======================================================================

CALUCLATION OF REGISTRATION FEE


+------------------------------------------------------------------------------+
|                         CALCULATION OF REGISTRATION FEE                      |
+------------------------------------------------------------------------------+
|                   |              |  Proposed   |  Proposed    |              |
| Title of          |              |  maximum    |  maximum     |              |
| each class        | Amount       |  offering   |  aggregate   | Amount of    |
| of securities     | to be        |  price per  |  offering    | registration |
|to be registered(1)| registered(2)|  share(2)   |  price       | fee          |
|-------------------|--------------|-------------|--------------|--------------|
| Common Stock(1)   |  1,050,000   |  $0.30      |  $283,500    | $25.52       |
|                   |              |             |              |              |
+-------------------|--------------|-------------|--------------|--------------+


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. This estimated amount is the closing price as of October 7, 2003, (which is within 5 business days prior to the date of the filing of this registration statement).

=======================================================================

EXPLANATORY NOTE

        This Registration Statement registers 1,050,000 shares of the Common Stock (the "Common Stock"), par value $.0001 per share, of SeaLife Corporation (the "Company") under Employee and Consultant Compensation Contracts as follows:

300,000 shares of Common Stock to be issued under the Company's Employee Compensation Contract with Employee Robert McCaslin; 300,000 shares of common stock to be issued under the Company's Employee Compensation Contract with Employee JP Heyes; 150,000 shares of Common Stock issuable under the Company's Legal Services Compensation Contract with attorney Donald G. Davis, Esq.; and 300,000 shares are to be issued to the Company's Chief Scientist, Gael Himmah.

=======================================================================

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

SeaLife Corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files quarterly, annual and periodic reports and other information with the Securities and Exchange Commission ("Commission"). The Registration Statement, such reports and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports and other information regarding reporting companies under the Exchange Act, including SeaLife Corporation at http://www.sec.gov.

The following documents have been filed by SeaLife Corporation with the Commission and are hereby incorporated by reference into this prospectus:

- SeaLife Corporation's Annual Report filed September 19, 2003, on Form 10-KSB for the twelve months ended May 31, 2003;

-    SeaLife Corporation's 8-K Report filed on September 9, 2003;

- SeaLife Corporation's Quarterly Report filed April 8, 2003 on Form 10-QSB for the three months ended February 28, 2003;

- SeaLife Corporation's Quarterly Report filed January 21, 2003 on Form 10-QSB for the three months ended November 30, 2002;

- SeaLife Corporation's Quarterly Report filed October 21, 2002 on form 10-QSB for the three months ended August 31, 2002.


All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be made a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

SeaLife Corporation will provide without charge to each person to whom a copy of this Registration Statement is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to Mr. Robert McCaslin, Chief Executive Officer, at SeaLife Corporation's principal executive offices located at 5601 W. Slauson Avenue, Culver City, California 90230; telephone number (310) 338-9757.

ITEM 4.  DESCRIPTION OF SECURITIES

The total number of securities registered hereunder is one million fifty thousand (1,050,000) shares, all of which are common stock of SeaLife Corporation. SeaLife Corporation is presently authorized to issue 100,000,000 shares of its Common Stock. As of September 1, 2003, there were 9,558,806 outstanding and subscribed for shares. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shareholders of the SeaLife Corporation have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of SeaLife Corporation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares, when issued, will be fully paid and non-assessable. A majority of all issued and outstanding shares shall constitute a quorum for conducting business. The majority of shares present, in any regular or special meeting where a quorum is present, may vote in favor of or against any item of business or election, and shall constitute a majority approval or disapproval of matters voted upon at any such meeting. Shares of common stock do not carry cumulative voting rights. SeaLife Corporation presently does not pay any dividends and has no foreseeable plan to pay dividends. There are no special preemptive rights or rights upon liquidation, other than the normal rights and priorities which would attach to shares in liquidation pursuant to Delaware State Law. The shares are not subject to call, liability or assessment.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Donald G. Davis, Esq., of the Law Firm of Davis & Associates, Inc., has provided legal advice to the Registrant in connection with the Company's preparation of this Registration Statement, and has also rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company's Common Stock to be issued and registered hereby. At the same time, Donald G. Davis is one of the named Consultants who will be issued 150,000 shares of the Company's Common Stock in payment of a Retainer for legal services rendered pursuant to the terms of a written Compensation Agreement with the Company, which shares are a part of the shares being registered hereby. Neither Donald G. Davis, nor the Law Firm of Davis & Associates has been employed on a contingent basis. Neither Mr. Davis nor Davis & Associates has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, offices, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of SeaLife Corporation provide for indemnification of the officers and directors of SeaLife Corporation to the full extent permissible under Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

All securities to be offered hereunder are to be originally issued by SeaLife Corporation after the filing and pursuant to this Registration Statement. Shares to be received pursuant to the consulting agreements upon their subsequent issue are believed to be registered thereby, by the filing and effectiveness of this Form S-8 registration.


ITEM 8.  EXHIBITS.

4.1   Registrant Articles of Incorporation and Amendments(1)

4.2   Bylaws(1)

5.1   Opinion of The Law Offices of Davis & Associates, Inc., re:  legality

23.1   Consent of Terance L. Kelley, Certified Public Accountant.

23.2   Consent of The Law Offices of Davis & Associates, Inc. (included in
Exhibit 5.1)

(1) Filed previously as part of the Company's Annual Report filed September 19, 2003 on Form 10-KSB for the twelve months ended May 31, 2003.


ITEM 9.  UNDERTAKINGS.

SeaLife Corporation hereby undertakes:

(a) During any period in which offers or sales are being made pursuant to this registration or pursuant to a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of SeaLife Corporation's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of SeaLife Corporation pursuant to the foregoing provisions, or otherwise, SeaLife Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and if such indemnification (other than the payment by SeaLife Corporation of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is sought by such director, officer or controlling person in connection with the securities being registered, SeaLife Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by SeaLife Corporation is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SeaLife Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 7, 2003.

SEALIFE CORPORATION

 By:   /s/ Robert McCaslin
--------------------------------------
 Robert McCaslin
Its:      Principal Executive Officer




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Robert McCaslin                              Date: October 17, 2003
----------------------------------------------         ---------------
    Robert McCaslin
    Chief Executive Officer
    Principal Financial Officer
    Director

/s/ JP Heyes                                       Date: October 17, 2003
----------------------------------------------- ------------------
    JP Heyes
    Secretary and Director